                              EXHIBIT INDEX



Exhibit Number         Description
--------------         -----------
     99                BankAmerica Corporation press release dated
                       October 3, 1995 titled "BankAmerica Board Increases
                       Preferred Stock Repurchase Authorization to
                       $750 Million From $500 Million."



















4118048

                                                              Exhibit 99
[BankAmerica Corporation logo appears here]

BankAmerica Corporation                                             News

                                                            For release:



Contact:          Peter Magnani
                  (415) 953-2418 or
                  (415) 407-9214


            BANKAMERICA BOARD INCREASES PREFERRED STOCK REPURCHASE
               AUTHORIZATION TO $750 MILLION FROM $500 MILLION


     SAN FRANCISCO, October 3, 1995 -- BankAmerica Corporation (NYSE: BAC) today announced that its Board of Directors has authorized the repurchase or redemption of up to an additional $250 million of the corporation's outstanding preferred stock.

     BankAmerica announced a common and preferred stock repurchase program on February 6, 1995. Yesterday's action increased the total number of shares of preferred stock that may be repurchased or redeemed between February 6, 1995 and the end of 1996 to $750 million. From the inception of the program through September 30, 1995, the corporation has repurchased or redeemed approximately $202 million of its preferred stock.

     The terms of the common stock repurchase program previously announced remain unchanged. The corporation is authorized to buy back approximately $1.9 billion of its common stock by the end of 1997. Through September 30, 1995, purchases pursuant to the February 1995 authorization totaled
13 million shares of common stock at an average per-share price of $51.58.

     In other action, the Board yesterday named David A. Coulter, President of BankAmerica Corporation and Bank of America NT&SA, to the boards of directors of the corporation and the bank.






                                      ###